EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated April 28, 2025 with respect to the consolidated financial statements of ZJK Industrial Co., Ltd. as of and for the year ended December 31, 2024, appearing in its Annual Report on Form 20-F for the year ended December 31, 2024, in this Registration Statement on Form F-3 (Registration No. 333-293519) and the related Prospectus of ZJK Industrial Co., Ltd. filed with the Securities and Exchange Commission.

/s/ HTL International, LLC

Houston, TX

March 23, 2026